AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

AND

BOSTON FINANCIAL DATA SERVICES, INC.

(PIMCO Funds)

(PIMCO Variable Insurance Trust)

(PIMCO Equity Series)

(PIMCO Equity Series VIT)

(PIMCO Managed Accounts Trust)

Schedule A	Trusts and Portfolios
Schedule 1.2(f)	AML and CIP Delegation
Schedule 2.1	Third Party Administrator(s) Procedures
Schedule 3.1	Fees and Expenses

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made as of the 14th day of May, 2015, by and between PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, a Delaware limited liability company, having its principal office and place of business at 650 Newport Center Drive, Newport Beach, CA 92660 (the “Administrator”), on behalf of PIMCO Funds, PIMCO Variable Insurance Trust, PIMCO Equity Series, PIMCO Equity Series VIT and PIMCO Managed Accounts Trust (each a “Trust,” together the “Trusts”) and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 (the “Transfer Agent”), (the “Agreement”). This Agreement amends and restates (i) the agreement between the Administrator and Transfer Agent, on behalf of each Trust except PIMCO Managed Accounts Trust, entered into October 3, 2008, as amended to date, and (ii) the agreement between Administrator and Transfer Agent, on behalf of PIMCO Managed Accounts Trust, entered into February 28, 2012, as amended to date.

WHEREAS, the Administrator administers all of the operations of each Trust pursuant to a Supervision and Administration Agreement between each Trust and the Administrator, and procures or provides for the procurement on behalf of each Trust, at the Administrator’s expense, certain supervisory and administrative and other services, including among others, transfer agency and recordkeeping services;

WHEREAS, each Trust is authorized to issue shares in a separate series, such series shall be named under the respective Trust in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by a Trust and made subject to this Agreement in accordance with Section 17, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);

WHEREAS, it is contemplated that additional Portfolios may become subject to this Agreement by written consent of the parties hereto and in accordance with Section 17; and

WHEREAS, the Administrator on behalf of each Trust and the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1

Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Administrator on behalf of each Trust and the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Trust’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of a Trust and of any Portfolios of a Trust (“Shareholders”) and described in the currently effective prospectus(es) and statement(s) of additional information of each Trust, on behalf of the applicable Portfolio, including without limitation any periodic investment plan, dividend reinvestment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Transfer Agent and the Administrator (the “Procedures”), with such changes or deviations therefrom as have been (or may from time to time be)

agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

(a)        Establish each Shareholder’s account in the applicable Portfolio on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b)        Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of a Portfolio as identified by such Trust (the “Custodian”);

(c)        Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d)        Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e)        In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers or other intermediaries authorized by the Administrator on behalf of each Trust and the respective Portfolios;

(f)        At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders or other appropriately designated payees;

(g)        Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h)        Prepare and transmit payments for dividends and distributions declared by a Trust on behalf of the applicable Portfolio;

(i)        If applicable, provide Shareholders with appropriate documentation in place of certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification reasonably satisfactory to the Transfer Agent and protecting the Transfer Agent, each Trust and the applicable Portfolios;

(j)        Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost. If requested in proper and reasonable form, such stop orders and replacements will be deemed to have been made at the request of a Portfolio, and, as between such Portfolio and the Transfer Agent, the Portfolio shall be responsible for all losses or claims resulting from such replacement;

(k)        Maintain records of, account for, and advise each Trust through its Administrator, and the Shareholders as to the foregoing;

(l)        Record the issuance of Shares of each Trust and each Portfolio and maintain pursuant to SEC Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”), a record of the total number of full and fractional Shares of each Trust and each Portfolio which are authorized, based upon data provided to it by the Administrator on behalf of each Trust and each Portfolio, and issued and outstanding. The Transfer Agent shall also provide the Administrator on a regular basis with the total number of full and fractional Shares of each Trust and each Portfolio which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Administrator on behalf of each Trust and each Portfolio;

(m)        Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Administrator, a Trust or a Portfolio or any other person or firm on behalf of the Administrator, a Trust or a Portfolio or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders, or directly from individual Shareholders. With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and it will be the responsibility of the Administrator and Trust to require each Trust’s broker-dealers or TPAs to retain appropriate documentation. E-mail exchanges on routine matters may be made directly with the Administrator and the Trusts’ contact at the Transfer Agent;

(n)        Maintain and manage, as agent for the Administrator on behalf of each Trust and the Portfolios, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Portfolio dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

(o)        Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence in accordance with the procedures mutually agreed upon by the Administrator and Transfer Agent;

(p)        Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures; and

(q)        Except as otherwise instructed by the Administrator, on behalf of a Trust, the Transfer Agent shall process all transactions in a Trust, in accordance with the procedures mutually agreed upon by the Administrator and the Transfer Agent with respect to the proper net asset value to be applied to purchases received in good order by the Transfer Agent or by the Administrator or any other person or firm on behalf of the Administrator or such Trust or from broker-dealers of record or third-party administrators or individual Shareholders before cut-offs established by such Trust. Orders received by the Transfer Agent from financial intermediaries after market close will receive such offering price for the next day unless such orders were received by financial intermediary from its customers, participants or policy holders prior to such offering price determination, and supporting information is subsequently transmitted to the Transfer Agent in accordance with an agreement between such financial intermediary and Administrator and/or Distributor or as allowed by law. With regards to the execution of purchase, redemption and exchange requests, Transfer Agent oversight measures include, but are not limited to: (i) call authentication; (ii) time stamping and call archiving technology for orders by telephone; (iii) time stamping and image routing technology for fax orders; (iv) optical scanning and workflow distribution technology for mailed requests; and (v) time stamping and archiving technology for e-mail and internet orders. The Transfer Agent shall report to Administrator any known exceptions to the foregoing.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

(a)        Other Customary Services. Perform certain customary services of a transfer agent, dividend disbursing agent, service agent of certain retirement plans, and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any dividend reinvestment plan, periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts; preparing shareholder lists for meetings; arranging for mailing of Shareholder reports and prospectuses and statements of additional information to current Shareholders; arranging for delivery of prospectuses in conjunction with first dollar confirmations into a Portfolio by any investor, whether or not a current Shareholder; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; providing Shareholder account information; and receiving checks in the name of the Portfolios or the Trust and refusing checks that are in the name of the Administrator or PIMCO Investments, LLC (the “Distributor”), including the maintenance of a record through the automated work distributor system (“AWD”) containing pertinent details about any such checks. For the avoidance of doubt, the Transfer Agent does not accept securities on behalf of the Portfolios, the Trust, the Administrator or Distributor.

Without limiting the generality of Section 1.2(a), the Transfer Agent shall perform the following additional services:

(b)        Control Book (also known as “Super Sheet’). The Transfer Agent shall maintain a daily record and produce a daily report for the Administrator on behalf of each Trust and the Portfolios of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for each Trust and each of its Portfolios for each business day (including information relating to transactions, receipts and disbursements relating to a particular business day but transmitted to the Transfer Agent on the next business day) to the Administrator no later than 12:00 PM Eastern Time, or such earlier time as the Administrator may reasonably require, on the next business day;

(c)        “Blue Sky” Reporting. The Administrator on behalf of each Trust shall identify to the Transfer Agent in writing the states and countries where the Shares of each Trust are registered or exempt, and the number of Shares registered for sale with respect to each state or country, as applicable. The Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor. The Administrator on behalf of each Trust shall verify that such parameters have been correctly established for each state or country on the system prior to activation and thereafter shall be responsible for monitoring the daily activity for each state or country. The responsibility of the Transfer Agent for each Trust’s blue sky registration status is solely limited to the initial establishment of the parameters provided by the Administrator on behalf of such Trust for the vendor’s system and the daily transmission of a file to such vendor in order that the vendor may provide reports to a Trust or the Administrator for monitoring. Notwithstanding the foregoing, upon the Administrator’s instruction, the Transfer Agent shall cancel share transactions effected in states and countries in which Shares are not properly registered and shall work with the Administrator on behalf of each Trust and its designees on Blue Sky reporting and related matters upon request. For the avoidance of doubt, in the event the Administrator elects to engage the Transfer Agent as its blue sky vendor, the Administrator and Transfer Agent will amend the Agreement to include a service schedule reflecting the mutually agreed upon blue sky responsibilities and applicable fees.

(d)        National Securities Clearing Corporation (the “NSCC”). The Transfer Agent shall (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of Shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Portfolios), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers or other intermediaries on a Trust dealer file maintained by the Transfer Agent; (ii) issue instructions to a Portfolio’s banks for the settlement of transactions between the Portfolio and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Portfolio’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(e)        Performance of Certain Services by the Administrator, a Trust or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1, may be established in writing from time to time by agreement between the Administrator and the Transfer Agent. If agreed to in writing by the Administrator and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services and the Administrator, a Trust or its agent may perform these services on a Trust’s or a Portfolio’s behalf;

(f)        Anti-Money Laundering (“AML”) Delegation. The Administrator on behalf of each Trust and the Portfolios, hereby delegates to the Transfer Agent certain AML duties under this Agreement and the parties hereby agree to such duties and terms as stated in the attached schedule (“Schedule 1.2(f)” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(f), the Administrator on behalf of each Trust and the Portfolios, agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties (as set forth on the attached Schedule 3.1);

(g)        Call Center Services. The Transfer Agent shall answer telephone inquiries during the mutually agreed upon hours for each Portfolio class on each day on which the New York Stock Exchange is open for trading. The Transfer Agent shall also respond via telephone to email inquiries. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Portfolios and broker-dealers and other intermediaries on behalf of such Shareholders in accordance with the scripts provided by the Administrator to the Transfer Agent, such inquiries may include, but not be limited to, requests for information on account set-up and maintenance, general questions regarding the operation of a Trust or a Portfolio, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests. The Transfer Agent shall ensure that the personnel answering such calls are trained to answer appropriate inquiries and avoid any activity that would require broker-dealer registration. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Administrator on behalf of each Trust and the Portfolios, agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses that may be associated with these additional duties;

(h)        Short Term Trade Monitoring. The Transfer Agent will provide the Administrator with periodic reports on trading activity in each Portfolio, including shareholder identity and transaction information where Transfer Agent has such account level information, based on parameters provided to the Transfer Agent by the Administrator on behalf of each Trust and the Portfolios, as amended from time to time. The services to be performed by the Transfer Agent for the Administrator on behalf of each Trust and the Portfolios hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities. Upon written instructions from the Administrator, the Transfer Agent will implement a short-term trading redemption fee based upon parameters provided to the Transfer Agent by the Administrator. The Administrator shall instruct the Transfer Agent as to any accounts it has determined to be exempt from such fee. The Administrator, no less than once a year, will review the list of exempt accounts and instruct the Transfer Agent of any changes to an account’s exempt status. The Transfer Agent shall report to the Administrator any known exceptions to such instructions. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Administrator on behalf of each Trust and the Portfolios agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses that may be associated with these additional duties;

(i)        Omnibus Transparency Services. Upon request of the Administrator, the Transfer Agent will carry out certain information requests, analyses and reporting services in support of a Trust’s obligations under Rule 22c-2(a)(2), and (3) under the 1940 Act. The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.2(i)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this

Section 1.2(i), the Administrator shall pay the Transfer Agent for such fees and reasonable expenses associated with such additional services as set forth on Schedule 3.1;

(j)        Information Sharing Services. Upon request of the Administrator or Distributor, the Transfer Agent will provide information relating to beneficial owners of certain Portfolios (including, but not limited to, 403(b) custodial account information sharing agreements and agreements pursuant to Rule 22c-2 under the 1940 Act) and (ii) request information from the counterparty to the information sharing agreement, and will provide full access to the information exchanged pursuant to (i) and (ii) upon request of the Administrator, Distributor or any applicable regulatory authority (provided, however, that upon any request from a regulator, Transfer Agent will provide immediate notice to Administrator or Distributor, as applicable (unless prohibited by law from doing so), so that Administrator or Distributor can object to or seek to limit such request as it deems appropriate);

(k)        Identity Theft Prevention. The Transfer Agent has developed and shall maintain a program of policies, procedures and controls that is reasonably designed to (i) comply with applicable federal identity theft prevention laws, rules and regulations (the “identity theft rules”) applicable to the Transfer Agent and/or the Trusts or Administrator, including but not limited to Regulation S-ID and (ii) assist in the detection, prevention and mitigation of identity theft with respect to the records and accounts of each Trust’s shareholders that are maintained by the Transfer Agent (the “identity theft program”). The Transfer Agent agrees to comply with such identity theft program during the term of this Agreement with respect to each Trust’s shareholder accounts and records that are maintained by the Transfer Agent. The Transfer Agent agrees to report any detected violations of the identity theft rules, including any incidents of attempted or suspected identity theft that are detected by the Transfer Agent, promptly (i) to the Administrator on behalf of each Trust in accordance with agreed upon procedures, and (ii) to the U.S. Department of Treasury’s Financial Crimes Enforcement Network (“FinCEN”) to the extent a suspicious activity report (“SAR”) filing is required. The Transfer Agent shall handle such SAR filing in accordance with Section 4.2 of Schedule 1.2(f) to this Agreement. The Transfer Agent shall provide to the Administrator on behalf of each Trust an annual certification with respect to its controls and such other certifications as the parties may mutually agree upon;

(l)        Escheatment, Orders, Etc. Upon request of the Administrator on behalf of each Trust and the Portfolios (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing).

(m)        Section 12(d)(1) Monitoring. The Transfer Agent will prepare a report that will highlight any individual unaffiliated fund of fund account with holdings of more than 3% of a Portfolio’s total outstanding shares or instances where unaffiliated fund of fund holdings in the aggregate exceed 10% of a Portfolio’s total outstanding shares;

(n)        Section 19(a) Statements. Upon receipt of specific instructions to do so, the Transfer Agent will include inserts of Section 19(a) statements to accompany dividends and distribution mailings to the extent required by Section 19(a) of the 1940 Act;

(o)        Sales Charge Refunds. The Transfer Agent will process refunds of the sales charge associated with a purchase of a Portfolio where the shares are redeemed within seven (7) business days of their purchase;

(p)        Prospectus Delivery and Confirmations. The Transfer Agent will provide the Administrator or its delegates full and accurate shareholder account and transaction information in order to facilitate delivery of prospectuses, and the preparation and delivery of transaction confirmations, to each shareholder purchasing Portfolio shares;

(q)        Shareholder Privileges. For direct Portfolio accounts, which are accounts not registered in the name of a financial intermediary (“Direct Accounts”), the Transfer Agent shall administer shareholder requests regarding rights of accumulation, letters of intent or other requests for shareholder breakpoints;

(r)        Complaints. The Transfer Agent will run a report on and promptly escalate any complaints regarding the Portfolios received by Transfer Agent through AWD, maintain a comprehensive complaints log, including all complaints not originally received by Transfer Agent but sent by Administrator to Transfer Agent for inclusion in the complaints log, and circulate the complaints log to Administrator upon request;

(s)        Suitability. For Direct Accounts, if the shareholder’s account application is missing information necessary for the Administrator or the Distributor to make a suitability determination, the Transfer Agent shall request the missing information from such shareholders and document the information upon receipt in AWD before accepting the shareholder’s order; and

(t)        Non –U.S. Investors. The Transfer Agent will promptly report any requests for exceptions to the policy of rejecting investments from non-U.S. investors.

1.3

Fiduciary Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, and 403(b) arrangements (such accounts, “Fiduciary Accounts”)), the Transfer Agent, at the request of the Administrator on behalf of each Trust and the Portfolios, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company (“State Street”), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

1.4

Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Administrator on behalf of each Trust and the Portfolios and/or Distributor may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Trusts under or pursuant to this Agreement. Such inspections shall be conducted at the Administrator’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year. In connection with such site visit and/or inspection, the Administrator or its authorized representatives shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Administrator and its authorized representatives shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Trusts and to other clients. The Transfer Agent shall have the right to immediately require the removal of any Administrator representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Administrator’s representatives to execute a confidentiality agreement reasonably acceptable to counsel to the Administrator before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to each Trust’s governmental regulators, at the Administrator’s expense, solely to (i) such Trust’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to such Trust under the Agreement. Notwithstanding the foregoing restrictions on site visits agreed upon by the parties, the Transfer Agent agrees that the Administrator, on behalf of the Trusts, and its agents shall have access to each Trust’s records throughout the term of this Agreement.

1.5

Service Level Standards. The parties agree to negotiate in good faith certain service level standards that, once agreed upon, will be incorporated into this Agreement subsequent to the effective date of the Agreement.

1.6

Tax-related support. The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by a Trust with the Code or any other tax law, including without limitation, withholding, as required by federal law, taxes on shareholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion of any kind and will provide only ministerial, mechanical, printing, reproducing, and other similar assistance to the Trusts. In particular, the Transfer Agent will not make any judgments or exercise any discretion in determining generally the actions that are required in connection with such compliance or when such compliance has been achieved. Except to the extent of making mathematical calculations or completing forms, in each case based on the Administrator’s or a Trust’s instructions, the Transfer Agent will not make any judgments or exercise any discretion in (1) determining generally: (a) the amounts of taxes that should be withheld on Shareholder accounts; and (b) the amounts that should be reported in or on any specific box or line of any tax form; (2) classifying the status of Shareholders and Shareholder accounts under applicable tax law; and (3) paying withholding and other taxes. The Administrator or a Trust will provide comprehensive instructions to the Transfer Agent in connection with all of the services that are to be provided by the Transfer Agent under this Agreement that relate to compliance by the Trusts with the Code or any other tax law, including promptly responding to requests for direction that may be made from time to time by the Transfer Agent.

1.7

The U.S. Foreign Account Tax Compliance Act (“FATCA”). Transfer Agent shall maintain in the Administrator’s records, valid documentation sufficient to establish the FATCA status of each shareholder registered on the books of the Fund for purposes of FATCA (including an executed United States Internal Revenue Service (“IRS”) Form W-9 or appropriate W-8, as applicable). The Transfer Agent shall take such further actions as required by applicable FATCA regulations with respect to account onboarding and due diligence, monitoring, remediation, withholding and reporting, or as otherwise agreed upon with the Fund from time to time in connection with FATCA compliance. The Transfer Agent shall advise the Administrator of any changes in circumstances (for purposes of FATCA) of which it is aware or has reason to know with respect to such shareholders.

2.	Third Party Administrators for Defined Contribution Plans

2.1

A Trust may decide to make available to certain of its investors, a qualified plan program (the “Program”) pursuant to which the investors may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by third-party administrators (“TPAs”) which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended.

2.2

In accordance with the procedures established in Schedule 2.1 hereto entitled “Third Party Administrator Procedures,” as may be amended in writing by the Transfer Agent and the Administrator on behalf of each Trust and the Portfolios from time to time (“Schedule 2.1”), the Transfer Agent shall:

(a)        Treat Shareholder accounts established by the Plans in the name of the trustees of the Plans, Plans or TPAs, as the case may be, as omnibus accounts;

(b)        Maintain omnibus accounts on its records in the name of the TPA or its designee as the trustee for the benefit of the Plan; and

(c)        Perform all services under Section 1 of this Agreement as transfer agent of each Trust and the Portfolios and not as a record-keeper for the Plans.

2.3	Transactions identified under Sections 1 and 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a)        Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b)        Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

(c)        Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System, than is normally required.

3.	Fees and Expenses

3.1

Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Administrator, on behalf of each Trust and the Portfolios, agrees to pay the Transfer Agent the fees and expenses as set forth in the attached fee schedule (“Schedule 3.1”). Such fees and reimbursable expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Administrator on behalf of each Trust and the Portfolios and the Transfer Agent. The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to each Portfolio set forth on Schedule A hereto as of the date hereof and to any newly created Portfolios added to this Agreement pursuant to Section 17 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. In the event that a Portfolio is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and negotiate in good faith, and agree upon fees applicable to such Portfolio.

3.2

Reimbursable Expenses. In addition to the fees paid under Section 3.1 above, the Administrator, on behalf of each Trust and the Portfolios, agrees to reimburse the Transfer Agent for reasonable reimbursable expenses, including but not limited to: AML/CIP annual fee, suspicious activity reporting for networked accounts, audio response, checkwriting, CIP-related database searches, commission fee application, data communications equipment, computer hardware, DST disaster recovery charge, escheatment, express mail and delivery services, federal wire charges, forms and production, freight charges, household tape processing, lost Shareholder searches, lost Shareholder tracking, magnetic tapes, reels or cartridges, magnetic tape handling charges, manual check pulls, microfiche/COOL, microfilm, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested), offsite records storage, outside mailing services, P.O. box rental, print/mail services, programming hours in excess of those allotted as part of the dedicated resources agreed to by the parties, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, Short Term Trader, special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), transcripts, TIN certification (W-8 & W-9), vax payroll processing, year-end processing and other reasonable expenses incurred at the specific direction of the Administrator or a Trust or with reasonable advance written notice to the Administrator.

3.3

Postage. The Transfer Agent may request that postage for mailing of dividends, Trust reports and other mailings to all shareholder accounts be advanced to the Transfer Agent by the Administrator at least seven (7) days prior to the mailing date of such materials. Upon such request, the Administrator will make good faith efforts to advance such amounts to the Transfer Agent taking into consideration the amount of notice provided to the Administrator by the Transfer Agent.

3.4

Invoices. The Administrator, on behalf of each Trust and the Portfolios, agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Administrator may only withhold that portion of the fee or expense subject to the good faith dispute. The Administrator shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Administrator is disputing any amounts in good faith. The

Administrator shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid.

3.5

Cost of Living Adjustment. After the expiration of the Initial Term (defined below), unless otherwise agreed by the parties, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for St. Louis MO-IL, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics. Any such increase shall be capped at a maximum rate of five percent per year.

3.6

Late Payments. In the event that during any twelve month period the Administrator pays any undisputed amounts in two or more invoices after their respective due dates, then the Transfer Agent may charge and the Administrator will pay a late charge for any future invoice paid after the applicable due date. In such event, the Administrator shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Administrator that:

4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2

It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, and it will remain so registered for the duration of this Agreement. It will promptly notify the Administrator in the event of any material change in its status as a registered transfer agent.

4.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.7

It is and will remain in material compliance with all federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement, including applicable federal and state privacy laws such as the Gramm-Leach Bliley Act, Regulation S-P, Regulation S-ID

and/or other federal or state privacy or identity theft prevention laws and the rules and regulations promulgated thereunder (e.g., Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq. (the “MA Privacy Law”).

4.8

The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, a Trust’s records and other data and the Transfer Agent’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.

5.	Representations and Warranties of the Administrator on behalf of the Trusts and the Portfolios and of the Administrator on its own behalf

On behalf of the Trusts and the Portfolios, the Administrator represents and warrants to the Transfer Agent that:

5.1	Each Trust is a business or statutory trust duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

5.2	Each Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3	All requisite corporate proceedings have been taken to authorize each Trust to enter into, perform and receive services pursuant to this Agreement.

5.4	Each Trust is an open-end management investment company registered under the 1940 Act.

5.5

A registration statement under the Securities Act of 1933, as amended, for the Shares being offered by each Trust is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by such Trust, or appropriate exemptions, including private placement exemptions, are available with respect to the Shares of each Trust for which a registration statement is not effective.

The Administrator further represents and warrants to the Transfer Agent that:

5.6	The Administrator is a limited liability company organized and existing and in good standing under the laws of the State of Delaware.

5.7	All corporate proceedings required by its organizational documents have been taken to authorize the Administrator to enter into and perform this Agreement.

5.8	The Administrator is authorized to act on behalf of each Trust in entering into and performing this Agreement; and

5.9	The Administrator is individually liable for all duties and obligations under this Agreement on behalf of itself and each Trust, including, without limitation, the payment of fees.

6.	Wire Transfer Operating Guidelines

6.1

Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Portfolio account(s) upon the receipt of a payment order in compliance with the selected security procedure as described in Section 6.2 below (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Administrator’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2

Security Procedure. The Administrator on behalf of the Trust and the Portfolios acknowledges that the Security Procedure it has designated on the Selection Form was selected by the Administrator from security procedures offered by the Transfer Agent. The Administrator shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Administrator must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Administrator’s authorized personnel. The Transfer Agent shall verify the authenticity of all Administrator instructions according to the Security Procedure.

6.3

Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4

Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order (a) which is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s reasonable judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith and with reasonable inquiry, is unable to satisfy itself that the transaction has been properly authorized. In the case of any such rejection, the Transfer Agent shall notify the Administrator, or its designee, as soon as reasonably practicable. The Transfer Agent may suspend redemptions or postpone payment for more than seven days only upon instruction from the Administrator.

6.5

Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act.

6.6

Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent has acted in accordance with the standard of care set forth in Section 9 below; and that the Transfer Agent complies with the payment order instructions as received; and that the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7

Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8

ACH Credit Entries/Provisional Payments. When a Portfolio initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Administrator, on behalf of the applicable Portfolio, agrees that the Transfer Agent shall receive a refund of the amount credited to the applicable Portfolio in connection with such entry, and the party making payment to the Portfolio via such entry shall not be deemed to have paid the amount of the entry.

6.9

Confirmation. Confirmation of Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back. The Administrator on behalf of the Portfolio must report any objections to the execution of an order within thirty (30) calendar days of receipt of such confirmation.

7.	Data Access and Proprietary Information

7.1

The Administrator acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Administrator and each Trust by the Transfer Agent as part of the Administrator’s and Trust’s ability to access certain Trust-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Information (as defined in Section 10.2 below) or the confidential information of a Trust. The Administrator on behalf of itself and on behalf of each Trust and the Portfolios agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Administrator agrees for itself and its officers, on behalf of each Trust and applicable agents to:

(a)        Use such programs and databases (i) solely on the Administrator’s, Trust’s or such agent’s computers, (ii) solely from equipment at the location or locations agreed to between the Administrator and the Transfer Agent (including such alternative locations as have been mutually agreed upon by the parties) and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b)        Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Administrator’s, a Trust’s or such agent’s computer(s)), the Proprietary Information;

(c)        Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)        Refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computer to the Administrator’s, a Trust’s or such agent’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)        Allow the Administrator and a Trust to have access only to those authorized transactions as agreed to between the Administrator and the Transfer Agent; and

(f)        Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2

Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3

The Administrator for itself and on behalf of each Trust acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4

The Administrator may disclose the Proprietary Information in the event that it is required to be disclosed: (i) by law or in a judicial or administrative proceeding; or (ii) by an appropriate regulatory authority having jurisdiction over the Administrator or the respective Trust; provided that all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the Transfer Agent as much advance notice of the possibility of such disclosure as practical so the Transfer Agent may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

7.5

If the Administrator notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Administrator agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. EXCEPT THOSE EXPRESSLY STATED HEREIN THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.6

If the transactions available to the Administrator and each Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such reliance is reasonable and such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

7.7

Each party shall take reasonable efforts to advise its employees and officers of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.	Indemnification

8.1

The Transfer Agent shall not be responsible for, and the Administrator on behalf of itself and the Trusts and each Portfolio shall indemnify and hold the Transfer Agent, its directors, officers and agents, and with respect to Section 1.3 and Section 8.1(f) herein, also State Street, harmless, from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent, its directors, officers and agents, or affiliate is a named party), payments, reasonable expenses and liability arising directly out of or directly attributable to:

(a)        All actions of the Transfer Agent or its agents or subcontractors permitted and required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)        The Administrator’s or a Trust’s lack of good faith, negligence or willful misconduct;

(c)        The reasonable reliance upon, and any subsequent use of or action taken or omitted, in good faith and without negligence or willful misconduct, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Administrator or a Trust, and which have been prepared, maintained or performed by the Administrator or a Trust or any other person or firm on behalf of the Administrator or such Trust including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Administrator or a Trust or any of their officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to the Administrator after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely or opinions of external legal counsel reasonably selected and retained by the Transfer Agent; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)        The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e)        The acceptance of email or facsimile transaction requests on behalf of individual Shareholders received from the Administrator, broker-dealers, TPAs, a Trust or Shareholders, and the reasonable reliance by the Transfer Agent on the Administrator, broker-dealer, TPA, a Trust or Shareholder ensuring that the original source documentation is in good order and properly retained; or

(f)        The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, a Trust’s demand deposit accounts maintained by the Transfer Agent, provided such negotiation and processing are done in good faith and without negligence or willful misconduct.

8.2

To the extent that the Transfer Agent is not entitled to indemnification pursuant to Section 8.1 above for same matter, the Administrator shall not be responsible for, and the Transfer Agent shall indemnify and hold the Administrator, each Trust and each Portfolio, and each of their Trustees, officers and agents harmless from and against any losses, damages, costs, charges, reasonable counsel fees, payments, reasonable expenses and liability arising directly out of or directly attributable to (i) any action or failure of the Transfer Agent to act as a result of the Transfer Agent or its agents’ lack of good faith, negligence or willful misconduct in the performance of its services hereunder; or (ii) a breach of the terms of the Agreement by the Transfer Agent. For those activities or actions clearly delineated in the Procedures, the Transfer Agent and its agents shall be afforded a rebuttable presumption that it has used reasonable care, acted without negligence, and acted in good faith if it has acted in accordance with the Procedures.

8.3

In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

8.4	As-of Adjustments.

(a)        Notwithstanding anything herein to the contrary, with respect to “as of’ adjustments, the Transfer Agent will discuss with the Administrator the Transfer Agent’s accepting liability for an “as of” adjustment on a case-by-case basis and, subject to the limitation set forth in Section 9 below, the Transfer Agent, will accept financial responsibility for a particular situation resulting in a financial loss to a Portfolio where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, the Transfer Agent’s conduct was culpable and the Transfer Agent had not acted in accordance with the standard of care under the Agreement and, except as provided below in subparagraph (c), the Transfer Agent’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 8.4 when it results in a pricing error on a particular transaction (i) greater than a negligible amount per shareholder, and (ii) which equals or exceeds one full cent ($.01) per share times the number of shares outstanding with respect to a class of shares of a Portfolio, and (iii) if the loss is material under (ii), then whether it equals or exceeds one full cent $.01 per share times the number of shares outstanding with respect to the Portfolio.

(b)        If the net effect of the “as of” transaction that is determined to be caused solely by the Transfer Agent is negative and exceeds the above limits, then the Transfer Agent shall promptly contact the respective Trust and Trust accountants. The Transfer Agent will work with such Trust and Trust accountants to determine what, if any, impact the threshold break has on the applicable Portfolio’s Net Asset Value by share class and what, if any, further action is required. These further actions may include, but are not limited to, the Portfolio re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in the Portfolio that took place during the period or a payment to the Portfolio. The Administrator agrees that the applicable Trust and the Portfolios will work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, such Trust and the Portfolios will re-price the affected day(s) and allow the Transfer Agent to re-process the affected transactions. When such re-pricing and re-processing is not possible, the Transfer Agent shall make such account adjustments and take such other action as is necessary to compensate Shareholders for Shareholder losses and make a payment to the Portfolio to settle such loss. If the Transfer Agent makes a payment to settle a loss, the amount paid by the Transfer Agent shall be deducted from the amount of any accumulated losses calculated in the calendar quarter monitoring process described below.

(c)        In the event that an error by the Transfer Agent resulting from the Transfer Agent’s failure to comply with its standard of care under this Agreement and an error by State Street in violation of its applicable standard of care under its agreement with the Trusts, when taken together result in an as-of loss on a single transaction or on a single day in a Portfolio that is material (as that term is defined in Section 8.4(a)), the parties agree to negotiate in good faith as to the allocation of responsibility for, and appropriate settlement of, such loss. In the event that an error by the Transfer Agent resulting from the Transfer Agent’s failure to comply with its standard of care under this Agreement and an error by the Administrator, the Distributor, a Trust, a broker-dealer or other service provider, when taken together with the Transfer Agent’s error, result in an as-of loss on a single transaction in a Portfolio that is material, the parties agree to negotiate in good faith as to the allocation of responsibility for, and appropriate settlement of, such loss. Any amount paid by the Transfer Agent to settle a loss under subparagraph (b) or this subparagraph (c) will be deducted from the amount of any cumulative losses calculated as described in subparagraph (d).

(d)        The Transfer Agent will maintain a subsidiary ledger netting daily gains and losses, carrying the balance forward to be netted against future gains and losses. Net gains and/or losses for each Portfolio from as-of transactions shall be recorded in the ledger indicating the responsible party (Transfer Agent, Trust, Administrator, Distributor, Broker-Dealer, Other). The Transfer Agent will monitor all Portfolios on a

Share class by Share class basis to determine the accumulated gain or loss effect of “as-of trades.” The Transfer Agent shall prepare a quarterly “as of” transaction report that shows a gain/loss balance for each Share class of each Portfolio resulting from permitted “as of” transactions. On the first business day following the end of each calendar quarter, if the Portfolio has an accumulated un-reimbursed as-of loss on any of its Share classes that is attributed to the Transfer Agent’s error resulting from the Transfer Agent’s failure to comply with its standard of care under this Agreement, then the Transfer Agent shall pay to the Portfolio the amount of such loss in excess of $.0075 per Share calculated on the basis of the total value of all outstanding Shares of the Portfolio. If at the end of the calendar quarter, a Portfolio has accumulated a gain, that gain shall remain with the Portfolio.

(e)        The Transfer Agent shall maintain in its records “delay in processing forms” showing that all “as-of’ transactions have been implemented solely for appropriate reasons, and will provide such documentation to a Portfolio or the Administrator upon request. Such forms shall include the reason codes selected by financial intermediaries or other service providers for entering “as of” transactions. The Transfer Agent will report upon request, and no less frequently than each quarter, the net economic effect on each Portfolio of all “as-of’ transactions (other than “as-of’ transactions for which the Portfolio has previously been reimbursed for any negative effect.).

(f)        It is understood that any order (whether to purchase, sell or transfer) with respect to the Shares of a Trust is generally made at the Net Asset Value of the Shares next determined after the order is received by a Trust or its designees, in good order, or as otherwise specified in such Trust’s then effective prospectus. Such Trust or an authorized person of such Trust shall so instruct the Transfer Agent of the proper effective date of an “as-of’ transaction and the Trust’s determination in this regard shall be binding on all parties.

8.5

The parties agree that for all purposes under this Agreement, including but not limited to the indemnification provided in this Section 8, the assets of one Portfolio cannot be used to satisfy the liabilities of any other Portfolio, and under no circumstances will the obligations or liabilities of a particular Portfolio constitute an obligation or liability applicable to any other Portfolio. The use of this single document to memorialize the agreement of the Administrator on behalf of the Trusts is understood to be for clerical convenience only and will not constitute any basis for joining the Trusts or the Portfolios for any reason.

9.	Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use commercially reasonable best efforts to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. The standard of care under this Section 9 also shall apply to Exception Services, as defined in Section 2.3 herein. Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement for all of the Portfolios subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Portfolios covered by this Agreement during the twenty-four (24) calendar months under this Agreement or under the preceding agreements between the Administrator and the Transfer Agent (if this Agreement has been in place for less than twenty-four months), immediately preceding the first event for which recovery from the Transfer Agent is being sought. The foregoing limitation on liability shall not apply to any loss or damage resulting from any fraud committed by the Transfer Agent or its employees or agents or any intentional malevolent acts by the Transfer Agent’s employees. For purposes of this Section 9, “intentional malevolent acts” shall mean those acts undertaken purposefully under the circumstances in which the person knows or has reason to believe that such acts violate this Agreement and are likely to cause damage or harm.

10.	Confidentiality

10.1

Each of the Transfer Agent, on the one hand, and the Administrator on behalf of itself and each Trust and the Portfolios, on the other hand, agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customer names or lists, shareholders names or lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever received by one such party (or its delegate) from the other (or its delegate), through the performance of this Agreement, except to the extent required by law, court order or the request of a governmental agency or regulatory authority having jurisdiction over the disclosing party (collectively, an “Official Request”) (provided, however, that upon receipt of any Official Request, the party receiving such Official Request will promptly provide notice to the other party (unless prohibited by law from doing so), so that such other party can timely object to or seek to limit such request as it deems appropriate). The Administrator and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent, the Administrator, each Trust or their agents, as applicable, and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Trust agent for purposes of providing services under this Agreement (provided, however, that in such instance Section 10.4 shall apply).

10.2

As between the Administrator and Transfer Agent, Customer Information (as defined below) is and will remain the sole and exclusive property of the applicable Trust. “Customer Information” as used in this Section 10 means all the personally or other identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the applicable Trust’s shareholders or prospective shareholders and plan administrators (collectively, “Trust Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Trust service, including a Trust’s or its investment adviser’s or distributor’s web site; or (iii) any data otherwise submitted in the process of registering for a Trust service. For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”) and “personal information” as defined by MA Privacy Law. This Agreement shall not be construed as granting any ownership rights in Transfer Agent to Customer Information.

10.3

The Transfer Agent represents, covenants, and warrants that Transfer Agent will (i) comply with all applicable federal and state privacy and identity theft prevention laws; (ii) use Customer Information only to the extent necessary to perform its services under this Agreement; and (iii) not disclose Customer Information to third parties without Administrator’s prior consent.

10.4

To the extent that the Transfer Agent’s affiliates or other permitted agents or subcontractors have access to Customer Information in order to carry out any duties or obligations of the Transfer Agent under this Agreement, the Transfer Agent shall (i) require that such entities be subject to terms governing confidentiality and security of such Customer Information which are substantially similar to those set forth in this Agreement; (ii) conduct periodic site visits of such entities’ facilities, where applicable; (iii) conduct periodic reviews of such entities’ records, systems and procedures with respect to any duties or obligations performed for the Transfer Agent under this Agreement; and (iv) take commercially reasonable steps to remedy any material issues identified with respect to such entities, and their facilities, records, systems and procedures. At all times, the Transfer Agent shall remain responsible and liable for such entities’ compliance with the terms of Section 10.

10.5

In the event that any requests or demands are made for the inspection of the Shareholder records of a Trust, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Administrator (except where prohibited by law) and to secure instructions from an authorized officer of the applicable Trust as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person if required by law or court order.

11.	Covenants of the Administrator and the Transfer Agent

11.1	The Administrator shall furnish the following to the Transfer Agent as soon as reasonably practicable:

(a)        A certified copy of the resolution of the Board of Trustees of each Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b)        A copy of the organizational documents of each Trust and all amendments thereto.

11.2

The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Administrator on behalf of each Trust and the Portfolios for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

11.3

Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by the laws and regulations applicable to its business as a Transfer Agent, including those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, as such regulations may be amended from time to time. The Transfer Agent shall also maintain customary records in connection with its agency for each Trust; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act or any successor rule or applicable regulation and the Transfer Agent acknowledges that to the extent required by such rules or regulation, that such records are the property of the applicable Trust. Records maintained by the Transfer Agent on behalf of a Trust shall be made available for reasonable examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into a Trust’s possession or destroyed them at the Administrator’s request.

11.4

Compliance Program. The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to each Trust and its Chief Compliance Officer. Upon request of the Administrator, the Transfer Agent will provide to the Administrator in connection with any periodic annual or semi-annual shareholder report filed by a Trust or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 in a form reasonably acceptable to the Administrator on behalf of each Trust with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Administrator on behalf of each Trust a certification in a form reasonably acceptable to such Trust in connection with its compliance with Rule 38a-1 under the 1940 Act. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments, and will promptly notify the Administrator of any such changes.

11.5

Reports. The Transfer Agent will furnish to the Administrator, on a semi-annual basis, a SOC 1 (Type 2) report in accordance with the Auditing Standard Board, Attestation on Standards AT Section 801 as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Transfer Agent and Administrator may mutually agree upon.

11.6

Information Security. The Transfer Agent maintains and will continue to maintain at each service location physical and information security safeguards against the destruction, loss, theft or alteration of a Trust’s, Administrator’s and/or Distributor’s Confidential Information, including but not limited to Customer Information, in the possession of the Transfer Agent (or its subagents or designees) that will be no less rigorous than the greater of (i) the security Transfer Agent applies to its own Confidential Information, (ii) commercially reasonable standards or (iii) the requirements of applicable law and regulation. The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements. The Transfer Agent will meet with the Administrator, at its request, on an annual basis, and as otherwise reasonably requested by the Administrator, to discuss information security safeguards. If the Transfer Agent or its agents discover or are notified that a Trust’s Confidential Information has been accessed by or provided to an unauthorized person or otherwise compromised, including Customer Information, the Transfer Agent will promptly (a) notify the Administrator of such violation within 24 hours, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, (ii) provide the Administrator with assurance reasonably satisfactory to the Administrator that such violation will not recur, and (iii) if requested by Administrator based on the facts and circumstances of the incident, provide credit monitoring or other similar services for a one-year period to Trust shareholders or others affected by the violation.

11.7

The Transfer Agent shall at all times employ a current version of a commercially available virus detection software program that employs regular updates to test the hardware and software applications used by it to deliver the services for the presence of any computer code designed to disrupt, disable, harm or otherwise impede the operation of such hardware or software. In the event of a cyber-attack that materially impacts the Transfer Agent’s provision of services under this Agreement or compromises any Customer Information or other information or data of the Trusts, Administrator or Distributor, the Transfer Agent will notify the Administrator as soon as reasonably possible of such attack (and no later than 24 hours following Transfer Agent’s initial determination that the cyber-attack may have impacted Transfer Agent’s provision of services under this Agreement or may have compromised any Customer Information or other information or data of the Trusts, Administrator or Distributor), the steps that are being taken to remedy the consequences of such attack, and, where applicable, the extent to which any losses or damages stemming from such attack are covered under the Transfer Agent’s cyber-security insurance policies. The Transfer Agent shall provide the Administrator with regular updates as to such attack and upon completion of the investigation, the Transfer Agent shall provide the Administrator with a final update reflecting the extent of the attack, the Customer Information or other information or data of the Trusts, Administrator or Distributor that was compromised, the remedial or corrective actions taken, and the additional measures, if applicable, that the Transfer Agent has implemented to reduce the risk or impact of a similar future cyber-attack.

11.8

Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Administrator. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Administrator may participate in such test. Upon request by the Administrator, the Transfer Agent will provide the Administrator with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Administrator of the disruption and the steps being implemented under the business continuity plan. Further, in the event of a business disruption, the Transfer Agent shall act in good faith and take all reasonable steps in accordance with its business continuity plan to minimize service interruptions to a Trust. In the event of a business disruption that results in a material service interruption to a Trust, the parties shall negotiate in good faith and agree upon an appropriate fee reduction for the period subject to such service disruption.

11.9

Anti-Corruption. Each party to this Agreement hereby agrees that it shall not knowingly commit, authorize or permit any action which would cause the other party to be in violation of any applicable anti-bribery laws or regulations. Each party agrees that it will not knowingly offer or give, or agree to give, to any employee, representative or third party acting on behalf of the other party, nor knowingly accept, or agree to accept, from any employee, representative or third party acting on behalf of the other party, any unlawful payment, unlawful compensation or unlawful remuneration, be it monetary or other thing of value, in connection with the negotiation, execution, conclusion or the performance of this Agreement. The parties shall promptly notify each other if they become aware of any breach of this provision, and a breach of this provision shall be considered cause for termination by the non-breaching party under Section 12.7 of the Agreement.

12.	Termination of Agreement

12.1

Term. The initial term of this Agreement (the “Initial Term”) shall be five (5) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive periods of one year each (“Renewal Term”). The fee schedule set forth on Schedule 3.1 shall apply to the first and second one year Renewal Terms following the Initial Term. Either the Transfer Agent or the Administrator on behalf of a Trust shall give written notice to the other party at least one hundred eighty (180) calendar days before the expiration of the Initial Term or of a Renewal Term if such party desires not to renew the term for an additional one year period. In the event the Administrator wishes to terminate this Agreement prior to the expiration of the Initial Term or a Renewal Term with respect to any or all Trusts or Portfolios, the Administrator shall give at least one hundred eighty (180) days prior written notice to the Transfer Agent and shall be subject to the terms of this Section, including the payments applicable under Section 12.3. At least one hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Administrator will agree upon a Fee Schedule for the upcoming Renewal Term. In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.5. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below). Termination of this Agreement with respect to any one particular Trust or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Trust or Portfolio.

12.2

Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Administrator with respect to any or all Trusts or Portfolios, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Administrator, Trust and Portfolios, the Transfer Agent, at Administrator’s request, shall offer reasonable assistance to the applicable Trust(s) in converting a Trust’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Administrator on behalf of a Trust and the Portfolios (the “Deconversion”). Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable assistance” and “transitional assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 7.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

12.3	Termination or Non Renewal.

(a)        Outstanding Fees and Charges. In the event of termination for cause or for convenience, either during the Initial Term or any Renewal Term, or non-renewal of this Agreement by the Administrator with respect to any or all Trusts or Portfolios, the Administrator will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Administrator’s Deconversion.

(b)        Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement by the Administrator with respect to any or all Trusts or Portfolios, the Administrator shall pay the Transfer Agent for the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Administrator requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

(c)        Early Termination for Convenience. In addition to the foregoing, in the event that the Administrator terminates this Agreement with respect to any or all Trusts or Portfolios prior to the end of the Initial Term other than due to Transfer Agent’s bankruptcy under Section 12.6 or for cause under Section 12.7, the Transfer Agent reserves the right to charge, in which case the Administrator agrees to pay, an amount equal to the average monthly fee paid by the Administrator to the Transfer Agent under the Agreement with respect to the applicable Portfolio(s) during the Initial Term multiplied by the number of months remaining in the Initial Term and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent. In the event that the Administrator terminates this Agreement prior to the end of a Renewal Term with respect to any or all Trusts or Portfolios, other than due to the Transfer Agent’s bankruptcy under Section 12.6 or for cause under Section 12.7 then the Administrator shall pay the Transfer Agent an amount equal to the average monthly fee paid by the Administrator to the Transfer Agent under the Agreement with respect to the applicable Portfolio(s) multiplied by the number of months remaining in such Renewal Term but not to exceed four months of fees.

12.4

Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder (or, if requested by the other party, destroy all copies of any such information and provide a certification of destruction to such other party in such form as is acceptable to such other party (such acceptance not to be unreasonably withheld)), other than materials or information required to be retained by such party under applicable laws or regulations.

12.5	Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Administrator to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Administrator, provided that the Transfer Agent provides the Administrator with 30 days notice and opportunity to pay the unpaid invoice. Such right to terminate shall not apply with respect to any amount subject to a good faith dispute within the meaning of Section 3.4 of this Agreement.

12.6

Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

12.7

Cause. If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has, or may reasonably be deemed to result in, a material adverse effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party.

12.8

The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

12.9

Within sixty (60) days after completion of a Deconversion, the Administrator will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the applicable Trust and then in the Transfer Agent’s possession and shall make payment for the Transfer Agent’s reasonable costs to comply with such notice. If the Administrator fails to give that notice within sixty (60) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit. The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Administrator. Failure to pay such sums when due shall incur a late charge in accordance with Section 3.6 of this Agreement. In no event shall the Transfer Agent be required to keep archived versions of a Trust’s records beyond the requirements of law applicable to its transfer agency business and the terms of this Section 12.9. In the event the Administrator terminates this Agreement and later re-engages the Transfer Agent for performance of transfer agency services, the Administrator agrees to pay the reasonable administrative costs for recovery of any. records that are still in the Transfer Agent’s possession.

12.10

Each Schedule shall remain in full force and effect in accordance with the terms set forth in such Schedule or, if no term is specified in a Schedule, then the Term applicable to such Schedule shall be coterminous with the Term of this Agreement

13.	Assignment and Third Party Beneficiaries

13.1

Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Administrator on behalf of each Trust and the Portfolios, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Administrator on behalf of each Trust and the Portfolios. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Administrator or any Trust. Other than as provided in Section 14.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.	Subcontractors

14.1

The Transfer Agent may, without further consent on the part of the Administrator, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act and has the financial capacity and resources to provide the level of services required of the Transfer Agent hereunder or, with regard to print/mail services, to DST Output, Inc., an affiliate of the Transfer Agent; provided, however, that the Transfer Agent shall be fully responsible to the Administrator for the acts and omissions of its affiliate (and for any other agent or subcontractor selected and used by the Transfer Agent to provide services required hereunder) as it is for its own acts and omissions. The foregoing shall not be deemed to apply to any direct contracts between the Administrator and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party. The Transfer Agent may provide the services hereunder from service locations within or outside of the United States without the consent of a Trust; provided, however, that if any service is to be provided from outside of the United States during the Initial Term of this Agreement, the Transfer Agent shall obtain the prior consent of the applicable Trust, which shall not be unreasonably withheld.

14.2

For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

15.	Changes and Modifications

15.1

During the term of this Agreement the Transfer Agent will use on behalf of the Administrator all improvements, modifications, enhancements, or changes which its affiliate DST Systems, Inc. (“DST”) may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Administrator on behalf of each Trust and Portfolios. No charges will be assessed therefor unless a specific charge is made for such improvements in the standard Transfer Agent pricing schedule, and is charged generally to other existing clients using the modified or improved system, in which event such charges shall be based on number of accounts or some other equitable measure allocating charges in accordance with number of users or amount of usage. Notwithstanding the foregoing, (i) all such improvements shall be option-controlled (i.e., the Administrator on behalf of each Trust and Portfolios may elect not to activate such improvements and such improvements shall not be necessary to the functionality of the systems or services); and (ii) prior to implementing any additional fees for such improvements, the Transfer Agent shall provide written notice of the proposed additional fees to the Administrator, along with supporting documentation sufficient to justify the proposed increase in such fees. If any change in law, rule, regulation or industry practice requires the Transfer Agent to make substantial system improvements that result in material increases in the cost of operating the affected Transfer Agent system, then the Transfer Agent and the Administrator, on behalf of each Trust and Portfolios, will negotiate in good faith any appropriate additional costs to be paid by the Administrator (in accordance with the Administrator’s pro-rata share of such costs among the Transfer Agent’s customers based on respective number of accounts or other equitable measure as agreed upon by the parties).

15.2

The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Administrator will be notified promptly prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall adversely change or affect the operations and procedures of the Administrator in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Administrator is given thirty (30) days prior notice to allow the Administrator to change its procedures and unless the Transfer Agent provides the Administrator with revised operating procedures and controls.

15.3

All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST, an affiliate of the Transfer Agent.

16.	Miscellaneous

16.1	Amendment. This Agreement may be amended or modified only by a written agreement executed by both parties.

16.2

Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

16.3

Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes to the extent that the party has (where relevant) complied with its own business continuity procedures.

16.4

Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

16.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8

Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9

Merger of Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between the parties hereto and supersede any prior agreements with respect to the subject matter hereof whether oral or written.

16.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12

No Publicity. Transfer Agent agrees not to disclose the identity of the Administrator or its affiliates or any Trust or its affiliates or any of their directors, officers, managers, employees, consultants or agents as a customer or prospective customer of Transfer Agent or the existence or nature of this Agreement. Without limiting the generality of the foregoing, Transfer Agent will not use, in advertising, publicity or otherwise, the name of the Administrator, any Trust, their affiliates or any of their directors, officers, managers, employees, consultants or agents or any trade name, trademark, service mark, logo or symbol of the Administrator, any Trust or their affiliates. For the avoidance of doubt, publicly available regulatory filings of the Portfolios, the Trusts and/or the Administrator are not subject to this provision.

16.13

Insurance. Transfer Agent shall maintain insurance coverage at commercially reasonable levels deemed appropriate by the Transfer Agent’s Board of Directors. Upon the request by Administrator, the Transfer Agent shall provide evidence that such coverage is in place. Transfer Agent shall promptly notify the Administrator in the event that such coverage is cancelled, or in the event there are material claims made with respect to any service provided under this Agreement. Nothing in this Section 16.13 (“Insurance”) will be construed as limiting Transfer Agent’s liability to the Administrator or any Trust. The mere purchase and existence of insurance does not reduce or release Transfer Agent from any liability incurred or assumed within the scope of this agreement. Transfer Agent’s failure to maintain insurance will not relieve it of liability under this agreement.

16.14

Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:

Boston Financial Data Services, Inc.

2000 Crown Colony Drive

Quincy, Massachusetts 02169

Attention: Legal Department

Facsimile: (617) 483-7091

(b)	If to the Administrator, to:

Pacific Investment Management Company, LLC

650 Newport Center Drive

Newport Beach, CA 92660

Attention: Legal Department

Facsimile: (949) 720-4709

17.	Additional Portfolios

17.1

Additional Portfolios. In the event that a Trust establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which the Administrator on behalf of the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series. In the event that the Administrator desires to have the Transfer Agent render services as transfer agent under the terms hereof to one or more additional registered open-end investment companies for which the Administrator administers the operation of such investment company, it shall so notify the Transfer Agent in writing and if the Transfer Agent agrees in writing to provide such services under the terms of this Agreement, such investment company shall become a Trust hereunder by the parties amending Schedule A to include the additional investment company.

17.2

Conditions re: Additional Portfolios. In the event that the Transfer Agent is to become the transfer agent for new portfolios or share classes, the Transfer Agent shall add them to the TA2000 System upon at least thirty (30) days’ prior written notice to the Transfer

Agent provided that the requirements of such portfolios or share classes are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional portfolios or share classes shall be as set forth on Schedule 3.1 for the remainder of the then-current term. To the extent such portfolios or share classes use functions, features or services not set forth in Section 1.1, Section 1.2 or Schedule 3.1, the rates and charges applicable to such new functions, features or characteristics may be established or increased in accordance with Section 3.1.

18.	Limitations of Liability of the Trustees and Shareholders

A copy of the Declarations of Trust of PIMCO Funds and PIMCO Managed Accounts Trust are on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the Trustees of the PIMCO Funds and PIMCO Managed Accounts Trust as Trustees and not individually and that the obligations under or arising out of this Agreement are not binding upon any of the Trustees, officers or Shareholders individually but are binding only upon the assets and property of the relevant Portfolio.

19.	Obligations of the Trusts and Portfolios

The parties acknowledge and agree that the Administrator is acting on behalf of the Trusts and the Portfolios individually and not jointly or jointly and severally, and that the obligations of the Administrator under this Agreement with respect to, and on behalf of, each Portfolio, including as to any fees or expenses payable with respect to a Portfolio, shall be several and independent of the obligations of the Administrator hereunder with respect to, and on behalf of, any other Portfolio. The parties acknowledge and agree that under no circumstances may the revenues or assets of any Portfolio be offset against the revenues and assets of any other Portfolio or the Trusts for any reason.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By: /s/ Lew W. Jacobs

Name: Lew W. Jacobs

Title: President

ATTEST:

By: /s/ Douglas M. Hodge

Name: Douglas M. Hodge

Title: Chief Executive Officer

ATTEST:

BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Robert C. Trower

Name: Robert C. Trower

Title: Managing Director

ATTEST:

SCHEDULE A

Dated: May 14, 2015

Trust	Type of Entity	Jurisdiction
PIMCO Funds PIMCO FUNDS	MA Business Trust	MA CLASS

All Asset All Authority Fund		All Classes
All Asset Fund		All Classes
California Intermediate Municipal Bond Fund		All Classes
California Municipal Bond Fund		All Classes
California Short Duration Municipal Income Fund		All Classes
Capital Securities and Financials Fund CommoditiesPLUS Strategy Fund		All Classes All Classes
CommodityRealReturn Strategy Fund®		All Classes
Credit Absolute Return Fund		All Classes
Diversified Income Fund		All Classes
Emerging Local Bond Fund		All Classes
Emerging Markets Bond Fund		All Classes
Emerging Markets Corporate Bond Fund		All Classes
Emerging Markets Currency Fund		All Classes
Emerging Markets Full Spectrum Bond Fund		All Classes
Extended Duration Fund		All Classes
Floating Income Fund		All Classes
Foreign Bond Fund (U.S. Dollar-Hedged)		All Classes
Foreign Bond Fund (Unhedged)		All Classes
Global Advantage Strategy Bond Fund		All Classes
Global Bond Fund (U.S. Dollar-Hedged)		All Classes
Global Bond Fund (Unhedged)		All Classes
Global Multi-Asset Fund		All Classes
GNMA Fund		All Classes
Government Money Market Fund		All Classes
High Yield Fund		All Classes
High Yield Municipal Bond Fund		All Classes
High Yield Spectrum Fund		All Classes
Income Fund		All Classes
Inflation Response Multi-Asset Fund		All Classes
Investment Grade Corporate Bond Fund		All Classes
Long Duration Total Return Fund		All Classes
Long-Term Credit Fund		All Classes
Long-Term U.S. Government Fund		All Classes
Low Duration Fund		All Classes
Low Duration Fund II		All Classes
Low Duration Fund III		All Classes
Moderate Duration Fund		All Classes
Money Market Fund		All Classes
Mortgage-Backed Securities Fund		All Classes
Mortgage Opportunities Fund		All Classes
Multi-Strategy Alternative Fund Municipal Bond Fund		All Classes All Classes
National Intermediate Municipal Bond Fund		All Classes
New York Municipal Bond Fund		All Classes
RAE Fundamental Advantage PLUS Fund		All Classes

RAE Fundamental PLUS EMG Fund	All Classes
RAE Fundamental PLUS International Fund	All Classes
RAE Fundamental PLUS Small Fund	All Classes
RAE Low Volatility PLUS EMG Fund	All Classes
RAE Low Volatility PLUS Fund	All Classes
RAE Low Volatility PLUS International Fund	All Classes
RAE Worldwide Fundamental Advantage PLUS Fund	All Classes
RAE Worldwide Long/Short PLUS Fund	All Classes
RealEstateRealReturn Strategy Fund	All Classes
Real Return Asset Fund	All Classes
Real Return Fund	All Classes
Real Return Limited Duration Fund	All Classes
RealEstateRealReturn Strategy Fund	All Classes
RealPath 2020 Fund	All Classes
RealPath 2025 Fund	All Classes
RealPath 2030 Fund	All Classes
RealPath 2035 Fund	All Classes
RealPath 2040 Fund	All Classes
RealPath 2045 Fund	All Classes
RealPath 2050 Fund	All Classes
RealPath 2055 Fund RealPath Income Fund	All Classes All Classes
Senior Floating Rate Fund	All Classes
Short Asset Investment Fund	All Classes
Short Duration Municipal Income Fund	All Classes
Short-Term Fund	All Classes
StocksPLUS® Absolute Return Fund	All Classes
StocksPLUS® Fund	All Classes
StocksPLUS® International Fund (Unhedged)	All Classes
StocksPLUS® International Fund (U.S Dollar-Hedged)	All Classes
StocksPLUS® Long Duration Fund	All Classes
StocksPLUS® Short Fund StocksPLUS® Small Fund Tax Managed Real Return Fund	All Classes All Classes All Classes
Total Return Fund	All Classes
Total Return Fund II	All Classes
Total Return Fund III	All Classes
Total Return Fund IV	All Classes
TRENDS Managed Futures Strategy Fund	All Classes
Unconstrained Bond Fund	All Classes
Unconstrained Tax Managed Bond Fund	All Classes

PAPS
Asset-Backed Securities Portfolio
Developing Local Markets Portfolio
Emerging Markets Portfolio
FX Strategy Portfolio
High Yield Portfolio
International Portfolio
Investment Grade Corporate Portfolio
Long Duration Corporate Bond Portfolio
Low Duration Portfolio
Moderate Duration Portfolio
Mortgage Portfolio
Municipal Sector Portfolio

Schedule A - 2

Real Return Portfolio
Senior Floating Rate Portfolio
Short-Term Portfolio
Short-Term Floating NAV Portfolio
Short-Term Floating NAV Portfolio II
Short-Term Floating NAV Portfolio III
US Government Sector Portfolio

PIMCO Variable Insurance Trust PIMCO VARIABLE INSURANCE TRUST	DE Statutory Trust CLASSES	DE

All Asset All Authority Portfolio	All Classes
All Asset Portfolio	All Classes
CommodityRealReturn Strategy Portfolio	All Classes
Emerging Markets Bond Portfolio	All Classes
Foreign Bond Portfolio (U.S. Dollar-Hedged)	All Classes
Foreign Bond Portfolio (Unhedged)	All Classes
Global Advantage Strategy Bond Portfolio	All Classes
Global Bond Portfolio (Unhedged)	All Classes
Global Diversified Allocation Portfolio	All Classes
Global Multi-Asset Managed Allocation Portfolio	All Classes
Global Multi-Asset Managed Volatility Portfolio	All Classes
High Yield Portfolio	All Classes
Long-Term U.S. Government Portfolio	All Classes
Low Duration Portfolio	All Classes
Money Market Portfolio	All Classes
Real Return Portfolio	All Classes
Short-Term Portfolio	All Classes
Total Return Portfolio	All Classes
Unconstrained Bond Portfolio	All Classes

PIMCO Equity Series PIMCO EQUITY SERIES	Delaware Statutory Trust	DE CLASS

PIMCO Balanced Income Fund		All Classes
PIMCO Dividend and Income Builder Fund		All Classes
PIMCO Emerging Multi-Asset Fund		All Classes
PIMCO Global Dividend Fund		All Classes
PIMCO EqS Emerging Markets Fund		All Classes
PIMCO EqS Long/Short Fund		All Classes
PIMCO EqS Pathfinder Fund PIMCO International Dividend Fund		All Classes All Classes
PIMCO RAE Fundamental Emerging Markets Fund		All Classes
PIMCO RAE Fundamental Global ex-US Fund		All Classes
PIMCO RAE Fundamental Global Fund		All Classes
PIMCO RAE Fundamental International Fund		All Classes
PIMCO RAE Fundamental US Fund PIMCO RAE Fundamental US Small Fund		All Classes All Classes
PIMCO RealPath Blend 2020 Fund		All Classes
PIMCO RealPath Blend 2025 Fund		All Classes
PIMCO RealPath Blend 2030 Fund		All Classes
PIMCO RealPath Blend 2035 Fund		All Classes
PIMCO RealPath Blend 2040 Fund PIMCO RealPath Blend 2045 Fund		All Classes All Classes

Schedule A - 3

PIMCO RealPath Blend 2050 Fund PIMCO RealPath Blend 2055 Fund PIMCO RealPath Blend Income Fund PIMCO U.S. Dividend Fund		All Classes All Classes All Classes All Classes

PIMCO Equity Series VIT PIMCO EQUITY SERIES VIT	Delaware Statutory Trust	DE CLASS

EqS Pathfinder Portfolio		All Classes

PIMCO Managed Accounts Trust

Fixed Income SHares: Series C

Fixed Income SHares: Series LD

Fixed Income SHares: Series M

Fixed Income SHares: Series R

Fixed Income SHares: Series TE

PACIFIC INVESTMENT MANAGEMENT COMPANY, LLC	BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Lew W. Jacobs	By: /s/ Robert C. Trower

Name: Lew W. Jacobs	Name: Robert C. Trower

Title: President	Title: Managing Director

By: /s/ Douglas M. Hodge

Name: Douglas M. Hodge

Title: Chief Executive Officer

Schedule A - 4

SCHEDULE 1.2(f)

AML DELEGATION

Dated: May 14, 215

1.	Delegation.

Subject to the terms and conditions set forth in this Agreement, the Trusts, or their agents, hereby delegate to the Transfer Agent those aspects of each Trust’s AML program (the “AML Program”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Trusts (or their agents) and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

The Transfer Agent agrees to perform such Delegated Duties, with respect to the ownership of Shares in each Portfolio for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

Upon request of a Trust, the Transfer Agent agrees to provide periodic reports, certification and any other information pertaining to the delegated duties as set forth below and carried out by the Transfer Agent and to notify the Trust of any material changes to the Transfer Agent’s AML policies and procedures as soon as reasonably practicable.

2.

Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Trusts remain ultimately responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Trusts relating to the AML Program may be subject, from time to time, to examination and/or inspection by regulators. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such regulators in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available all required records and information for review by such regulators. In addition, the Transfer Agent agrees it will use its best efforts to make available all relevant records and information with respect to the Delegated Duties to the Trusts, as well as each Trust’s investment adviser and distributor, upon reasonable request from such party.

3.

Limitation on Delegation. The Trusts acknowledge and agree that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by a Trust with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, Shares in the Trusts for which the Transfer Agent maintains the applicable Shareholder information.

Schedule 1.2(f) - 1

4.	Delegated Duties[1]

4.1

Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in each Portfolio for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a)    Submit all new account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases2 as may be required from time to time by applicable regulatory authorities on a daily basis.

(b)    Submit all account registrations, including any changes, through the OFAC database, the PEP database, and such other lists or databases3 as may be required from time to time by applicable regulatory authorities.

(c)    Submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database on a daily basis.

(d)    Review certain types of redemption transactions (as agreed to by the parties) that occur within thirty (30) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 30 days of banking information change; rapid depletion of account balance (25% or more of initial purchase) within 30 days of establishment; and redemption by check within 30 days of address change).

(e)    Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent.

(f)    Review accounts with a balance under $5,000 followed by purchases that exceed (i) $100,000 in a dealer controlled account4; (ii) $1,000,000 in a non-dealer controlled institutional account; or (iii) $25,000 in a non-dealer controlled retail account.

(g)    Review accounts with 10 or more purchases followed by redemptions within 30 days that exceed: (i) $100,000 in a dealer controlled account; (ii) $1,000,000 in a non-dealer controlled institutional account; or (iii) $25,000 in a non-dealer controlled retail account.

(h)    Review purchases by check or other cash equivalent that equal or exceed $100,000 (individually or in the aggregate) for the same shareholder (SSN) on the same day.

1  The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions, which have been made available to the Trusts and which may be modified from time to time as agreed to by the parties.

2 The Transfer Agent currently uses the following lists/databases: OFAC, PEP, the Financial Action Task Force’s anti-money laundering and combating the financing of terrorism list, the European Union list of persons, groups and entities subject to Common Foreign Security Policy related financial sanctions, and the Canadian Government’s Office of the Superintendent of Financial Institutions List. From time to time the Transfer Agent may add or change the lists/databases as required by applicable regulatory authorities.

3 See footnote 2.

4 For purposes of this Schedule, “dealer-controlled” shall mean matrix level 3 accounts.

Schedule 1.2(f) - 2

(i)    Review redemptions by check that equal or exceed $100,000 (individually or in the aggregate) for the same shareholder (SSN) on the same day.

(j)    Compare all new accounts and registration maintenance through the Transfer Agent’s “Known Offenders” database and notify the applicable Trust(s) of any match.

(k)    Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; notify the applicable Trust(s) immediately upon determination to file a SAR and prior to the actual filing in accordance with Section 4.2 below; prepare and file any such SAR as required by applicable law or regulation and in accordance with Section 4.2; provide the Trust with a copy of the SAR within a reasonable time after filing; and notify the Trust if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing. The SAR will be filed electronically in accordance with FinCEN’s applicable electronic filing requirements, as may be updated from time to time by FinCen.

(l)    Compare account information to any FinCEN request received by a Trust (and provided to the Transfer Agent) pursuant to USA PATRIOT Act Sec. 314(a). Provide the applicable Trust(s) with the necessary information for it to respond to such requests within required time frame.

(m)  (i) Verify the identity of any person and the existence of any entity seeking to establish a new customer account relationship with a Trust pursuant to the regulations under Section 326 of the USA PATRIOT Act and notify such Trust in the event such customer cannot be verified, (ii) Maintain records of the information used to verify the person’s identity or entity’s existence, as required, and (iii) Determine whether the customer appears on any lists of known or suspected terrorists or terrorist organizations provided to a Trust by any government agency in accordance with the USA PATRIOT ACT.

(n)    Conduct due diligence and if required, enhanced due diligence for new and existing correspondent accounts for foreign financial institutions (as defined in 31 CFR 103.175) in accordance with the regulations under Section 312 of the USA PATRIOT Act (31 CFR 103.176(b)). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity. If the account is determined to have a high risk ranking, the applicable Trust’s AML Officer or delegate will be promptly notified and consulted regarding appropriate next steps. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Trust’s AML Officer for further instruction. Upon request by a Trust, the Transfer Agent will generate periodic reports of foreign correspondent accounts for review by such Trust. Upon instructions from a Trust, the Transfer Agent will conduct due diligence for existing accounts selected by such Trust for further review in accordance with the foregoing procedures. The Transfer Agent shall use all reasonable efforts to promptly notify a Trust if a direct investor account is identified as a “foreign bank.”5

5 For purposes of this schedule, “Foreign Bank” shall have the meaning set forth in 31 CFR 103.11(o) which is “a bank organized under foreign law, or an agency, branch or office located outside the United States. The term does not include an agent, agency, branch or office within the United States of a bank organized under foreign law.”

Schedule 1.2(f) - 3

(o)    Upon the request of a Trust, compare all new customers, all new accounts and any change to the customer file or registration of an existing account against the FinCEN 311 Special Measures list of entities and/or jurisdictions with a “Final Rule” designation (where such designation has not been rescinded at the time of the comparison) to determine if such Trust is involved with any foreign jurisdiction, foreign financial institution, class of transactions and type of account, designated from time to time by the U.S. Department of Justice in order to identify and take certain “special measures” as required under Section 311 of the USA PATRIOT Act (31 CFR 103.193).

(p)    Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions, and

(q)    Create and retain records with respect to the carrying out of the delegated duties as set forth above in accordance with applicable laws.

4.2

In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR on behalf of a Trust, or other similar report or notice to OFAC, the Transfer Agent shall first immediately notify the applicable Trust(s) (unless legally prohibited from doing so) and shall then work with the applicable Trust(s) as to the appropriate next steps, including but not limited to, making required filings with OFAC. Notwithstanding the foregoing, the Transfer Agent shall obtain the prior approval of the applicable Trust before filing a SAR on behalf of such Trust.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC	BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Lew W. Jacobs	By:/s/ Robert C. Trower

Name: Lew W. Jacobs	Name: Robert C. Trower

Title: President	Title: Managing Director

By: /s/ Douglas M. Hodge

Name: Douglas M. Hodge

Title: Chief Executive Officer

Schedule 1.2(f) - 4

SCHEDULE 2.1

THIRD PARTY ADMINISTRATOR(S) PROCEDURES

Dated: May 14, 2015

1.

On each day on which both the New York Stock Exchange and the Trust are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Trust, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to the Trust (i) orders by the Plan for the purchases of Shares of a Portfolio, and (ii) requests by the Plan for the redemption of Shares of a Portfolio; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Portfolio is calculated, as described from time to time in that Portfolio’s prospectus. Each Business Day on which the TPA receives Instructions shall be a “Trade Date.”

2.	The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions, to the applicable Plan.

3.

On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Portfolio’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Portfolio, the TPA(s), and the Transfer Agent.

4.

The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.	The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.

The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7.

The TPA(s) shall, at the request and expense of the Trust, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Portfolio for delivery to its Shareholders.

8.

The TPA(s) shall, at the request of the Trust, prepare and transmit to the Trust or any agent designated by it such periodic reports covering Shares of each Portfolio held by each Plan as the Trust shall reasonably conclude are necessary to enable the Trust to comply with state Blue Sky requirements.

9.	The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10.	The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

Schedule 2.1 - 1

11.

Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Portfolio be furnished to Participants in which event the Transfer Agent or the Trust shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or the Trust, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

PACIFIC INVESTMENT MANAGEMENT COMPANY, LLC	BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Lew W. Jacobs Name: Lew W. Jacobs Title: President	By: /s/ Robert C. Trower Name: Robert C. Trower Title: Managing Director

By: /s/ Douglas M. Hodge

Name: Douglas M. Hodge

Title: Chief Executive Officer

Schedule 2.1 - 2